Exhibit 4.6

MANAGEMENT STOCKHOLDERS AGREEMENT

MANAGEMENT STOCKHOLDERS AGREEMENT (the “Agreement”), dated as of January 1, 2002, by and among LINCOLN TECHNICAL INSTITUTE, INC., a New Jersey corporation (the “Company”), the stockholders and the holders of Options under the Management Stock Option Plan (as such terms are defined below) listed on Schedule I hereto, as such Schedule 1 may be amended from time to time (collectively with their respective Permitted Transferees (as defined below), the “Management Investors” and BACK TO SCHOOL ACQUISITION L.L.C., a Delaware limited liability corporation (“Stonington”).

WHEREAS, pursuant to a Recapitalization Agreement dated as of April 26, 1999 (the “Recapitalization Agreement”), the Company was recapitalized on behalf of Stonington;

WHEREAS, after the closing of the Transactions contemplated by the Recapitalization Agreement, certain Management Investors will purchase Shares (as defined below) of common stock, no par value per share, of the Company (the “Common Stock”) and be granted Options (as defined below) under the Management Stock Option Plan; and

WHEREAS, the Company and the Stockholders (as defined below) wish to enter into this Agreement to provide certain rights and obligations among them;

NOW, THEREFORE, in consideration of the premises and mutual agreements, covenants and provisions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Affiliate” shall mean with respect to any Person any of (a) a director or officer of such Person, (b) a spouse, parent, sibling or descendant of such Person (or spouse, parent, sibling or descendant of any officer or director of such Person), (c) any other relative of such Person (or relative of any officer or director of such Person) who has the same home as such Person (or as any officer or director of such Person), and (d) any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled” and “under common control with”), as used with respect to any Person, shall mans the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise.

“Bank Credit Agreement” shall mean a credit agreement between the Company, and the lenders, as in effect and as amended, supplemented or otherwise modified from time to time.

“Board of Directors” shall mean the board of directors of the Company.

“Cash Equivalents” shall mean (a) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor s Ratings Services, a Division of The McGraw-Hill Companies, Inc. (“S&P”) or Moody s Investors Service, Inc., or (c) commercial paper maturing not more than one year from the date of issuance thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody s Investors Service, Inc.

“Cause” as used in connection with a termination of employment, consultancy or directorship of a Management Investor shall mean (unless otherwise defined in an agreement between such Management Investor and the Company or any of its subsidiaries, in which case the term “Cause” as used herein with respect to such Management Investor shall have the meaning ascribed to it therein), (i) the Management Investor’s willful failure to perform the duties of his or her employment, consultancy or directorship in any material respect, (ii) malfeasance or gross negligence in the performance of a Management Investor’s duties of employment, consultancy or directorship, (iii) the Management Investor’s conviction of a felony under the laws of the United States or any state thereof (whether or not in connection with his or her employment, consultancy or directorship), (iv) the Management Investor’s intentional or reckless disclosure of Protected Information respecting the Company’s or any of its subsidiaries’ business to any individual or entity which is not in the performance of the duties of his or her employment, consultancy or directorship, (v) the Management Investor’s commission of an act or acts of sexual harassment that would normally constitute grounds for termination, or (vi) any other act or omission by the Management Investor (other than an act or omission resulting from the exercise by the Management Investor of good faith business judgment), which is materially injurious to the financial condition or business reputation of the Company or any of its Affiliates; provided, however, that in the case of (i) and (ii) above, a Management Investor shall not be deemed to have been terminated for cause unless he has received written notice of the alleged basis therefor from the Company, and fails to remedy the matter within thirty (30) days after he has received such notice, except that no such “cure opportunity” shall be required in the case of two separate episodes giving the Company, the right to terminate for cause for such reason occurring within any 12-month period.

“Closing” shall mean the consummation of the transactions contemplated by the Recapitalization Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning specified in the recitals to this Agreement.

“Company” has the meaning specified in the preamble to this Agreement.

“Disability,” with respect to a Management Investor, shall mean (unless otherwise defined in an agreement between such Management Investor and the Company or any of its subsidiaries, in which case the term “Disability” as used herein with respect to such Management Investor shall have the meaning ascribed to it therein) the inability of such Management Investor to perform substantially such Management Investor’s duties and responsibilities to the Company or any of its subsidiaries by reason of a physical or mental disability or infirmity (i) for a continuous period of six months or (ii) at such earlier time as such Management Investor submits medical evidence of such disability satisfactory to the compensation committee of the Board of Directors acting reasonably that such Management Investor has a physical or mental disability or infirmity that will likely prevent such Management Investor from substantially performing such Management Investor’s duties and responsibilities for six months or longer. The date of such Disability shall be on the last day of such six-month period or the day on which the compensation committee of the Board of Directors determines that the Management Investor has a physical or mental disability or infirmity as provided in clause (ii) herein.

“Duly Endorsed” shall mean duly endorsed in blank by the person or persons in whose name a stock certificate is registered or accompanied by a duly executed stock or security assignment or stock transfer power separate from the certificate with the signature(s) thereon guaranteed by a commercial bank or trust company or a member of a national securities exchange or the National Association of Securities Dealers, Inc. or such other executed stock or security assignment as the compensation committee of the Board of Directors may in their sole discretion deem acceptable, free and clear of all encumbrances.

“EBITDA” for any period shall mean the consolidated earnings from continuing operations of the Company and its subsidiaries for such period before consolidated interest, taxes, depreciation and amortization, determined in accordance with GAAP in effect on the date hereof and consistent with the principles utilized in connection with the preparation of the audited financial statements of the Company for the year ended December 31, 2001, excluding (i) extraordinary charges and gains and (ii) any charges or gains attributable to the grant or exercise of the Options.

“ERISA” shall mean the federal Employee Retirement Income Security Act of 1974 or any successor statue, and the rules and regulations thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute then in effect, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of such similar federal statute.

“Fair Value Price” shall mean, with respect to each Share, as of any date of determination, the quotient obtained by dividing (a) the excess of (I) the product of (A) the Company’s EBITDA for the four full fiscal quarters ending immediately preceding the date of determination, and (B) 6.0, over (II) the excess of (C) the sum of (x) the aggregate principal amount of any Indebtedness, determined in accordance with GAAP, as of the end of the most recently completed fiscal quarter of the Company and (y) the aggregate liquidation value (including any accrued dividends thereon) of any outstanding preferred stock of the Company or any of its subsidiaries that is held by persons or entities other than the Company or any of its subsidiaries, determined in accordance with GAAP, as of the end of the most recently completed fiscal quarter of the Company, over (D) the sum of the amount of cash deemed to be on hand as of the end of such quarter as a result of the assumed exercise of all outstanding options as described in the next paragraph and the amount of cash and Cash Equivalents, determined in accordance with GAAP, held by the Company or any of its subsidiaries as of the end of such quarter by (b) the number of Shares then outstanding determined on a fully diluted basis as of the end of its most recently completed fiscal quarter of the Company; provided, however, if there had been a disposition of assets representing a substantial portion of the consolidated assets of the Company, an acquisition of assets representing a substantial portion of the consolidated assets of the Company, a recapitalization of the Company, or other extraordinary transaction in the preceding four quarters then the Fair Value Price shall be adjusted as determined by the Board of Directors in good faith.

In making calculations for purposes of subclauses (a) and (b) of the preceding paragraph it shall be assumed that all Options (whether or not then vested or exercisable), warrants and rights to purchase Shares and securities convertible or exchangeable into Shares, if any, outstanding on the date as of which the calculation is being made had been exercised, converted or exchanged on such date if the exercise price or conversion or exchange price is less than the Fair Value Price per share and any purchase price for Shares payable upon such exercise had been paid in cash and appropriate adjustments (including without limitation the reflection of such cash exercise price and the issuance of such additional Shares) made to the relevant balance sheet of the Company.

“Fully Diluted Shares” shall mean the aggregate of (a) the number of Shares issued and outstanding (other than Shares held in the treasury of the Company or held by any Subsidiary) and (b) the number of Shares issuable upon (i) the exercise of any then outstanding Options, warrants or similar instruments (other than such instruments held by the Company or any Subsidiary) and (ii) the exercise of any conversion or exchange rights with respect to any outstanding securities or instruments (other than such securities or instruments held by the Company or any Subsidiary).

“GAAP” shall mean United States generally accepted accounting principles.

“Indebtedness” shall mean, without duplication, (a) all debt for money borrowed, including accrued but unpaid interest thereon, whether direct or indirect, (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed, and (c) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others of the character referred to in (a) or (b) above, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, any other Person, to purchase indebtedness, or to assure any other Person against loss, and the obligations to reimburse any other Person in respect of any letters of credit.

“Involuntary Termination” shall mean, with respect to a Management Investor, the termination of his or her employment, consultancy or directorship with the Company or its subsidiaries (a) by the Company of its subsidiaries, which termination is not for Cause or the result of the Management Investor’s Retirement, death or Disability, (b) in the event that such Management Investor has an agreement with the Company or any subsidiary thereof, and such agreement defines a termination of employment, consultancy or directorship by the Management Investor for “Good Reason,” by the Management Investor of Good Reason (as such term is defined in such agreement) and (c) in the event that such Management Investor has an agreement with the Company or any of its subsidiaries, as may otherwise be provided in such agreement.

“IPO” shall have the meaning specified in Section 2.2(a)(iii) hereof.

“Management Investors” shall have the meaning specified in the preamble hereto. Unless the context otherwise requires, when used in this Agreement the term Management Investors shall include any employee, consultant or non-employee director of the Company or any of its subsidiaries who has from time to time been granted an Option pursuant to the Management Stock Option Plan.

“Management Shares” shall mean the Shares beneficially owned from time to time by the Management Investors or their Permitted Transferees, including Shares acquired simultaneously with the Closing and Shares issued upon the exercise of an Option granted under the Management Stock Option Plan.

“Management Stock Option Plan” shall mean the Management Stock Option Plan adopted by the Board of Directors as of January 1, 2002, as in effect from time to time.

“Management Subscription Agreement” shall mean the Management Stock Subscription Agreement, dated the date hereof, among the Company and the Management Investors named therein.

“Marketable Securities” shall mean securities that are (a) (i) securities of or other interests in any Person that are traded on a national securities exchange, reported on the Nasdaq Stock Market System or otherwise actively traded over-the-counter or (ii) debt securities of an issuer that has debt or equity securities that are so traded or so reported on and which a nationally recognized securities firm has agreed to make a market in, and (b) not subject to restrictions on transfer as a result of any applicable contractual provisions or the provisions of the Securities Act or, if subject to such restrictions under the Securities Act, are also subject to registration rights reasonably acceptable to Stonington.

“Option Price” shall have the meaning set forth in the Management Stock Option Plan, determined by reference to whether such Option is a Service Option or a Performance Option.

“Options” shall mean, collectively, the Service Options and the Performance Options granted from time to time pursuant to the Management Stock Option Plan.

“Other Stockholders” shall mean the Management Investors and their Permitted Transferees and each employee, consultant or non employee director of the Company who becomes a party to this Agreement after the date of this Agreement which shall have been granted similar rights.

“Performance Options” shall mean Performance Options granted from time to time pursuant to the Management Stock Option Plan.

“Permitted Transferees” shall have the meaning specified in Section 2.2(a)(iv) hereof.

“Person” shall mean an individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

“Protected Information” shall mean trade secrets and confidential and proprietary business information of the Company, including, but not limited to, customers (including potential customers), sources of supply, processes, methods, plans, apparatus, specifications, materials, pricing information, intellectual property (including applications and rights in discoveries, inventions or patents), internal memoranda, marketing plans, contracts, finances, personnel, research and internal policies, other than any such information which has entered the public domain (unless such information entered the public domain through the efforts of or on account of the Management Investor).

“Protected Shares” shall have the meaning specified in Section 3.2(a) hereof.

“Public Company” shall mean the Company following an initial public offering of the Company’s securities; that, as of the date of determination, the shares of Common Stock that have been sold in public offerings shall equal not less than 10% of the Fully Diluted Shares.

“Registrable Securities” shall mean Shares which are Stonington Shares, Management Shares (or which will, upon exercise of Options, become Management Shares), or which are held by any Persons to whom incidental registration rights may be granted after the Closing (regardless of whether such other Persons are granted demand registration rights). As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) such securities shall have been sold pursuant to Rule 144 (or any successor provision) under the Securities Act, (iii) such securities shall have been otherwise transferred and new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company, (iv) such securities shall have ceased to be outstanding or (v) in the case of Shares held by a Management Investor, such securities shall have been transferred to any Person other than a Permitted Transferee of such Management Investor.

“Registration Expenses” shall mean any and all expenses incident to performance of or compliance with Article IV of this Agreement, including without limitation, (i) all SEC and stock exchange or National Association of Securities Dealers, Inc. registration and filing fees, (ii) all fees and expenses of complying with securities or blue sky laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing expenses, (iv) the fees and disbursements of counsel for the Company, of the Company’s independent public accountants, including the expenses of any special audits and/or “cold comfort” letters required by or incident to such performance and compliance, and of the counsel specified in Section 4.03, (v) any fees and disbursements of underwriters customarily paid by issuers or sellers of securities and the reasonable fees and expenses of any special experts retained in connection with the requested registration, including any fee payable to a qualified independent underwriter within the meaning of the rules of the National Association of Securities Dealers, Inc., but excluding underwriting discounts and commissions and transfer taxes, if any, (vi) the fees and disbursements of counsel for the Stockholders, and (vii) internal expenses of the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties).

“Restrictions” shall have the meaning specified in Section 3.1(c) hereof.

“Retirement” shall mean with respect to any Management Investor his termination of employment, consultancy or directorship after attainment of age 65 or such other normal retirement age as may be in force from time to time or as may otherwise be approved by the compensation committee of the Board of Directors.

“Sale” shall mean any sale, assignment, transfer, distribution or other disposition of Shares or of a participation or other right therein, whether voluntarily or by operation of law.

“SEC” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute then in effect, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such similar federal statute.

“Stock Option Agreements” shall mean each Stock Option Agreement between the Company and the employee, consultant or director named therein evidencing a grant of Service Options and Performance Options.

“Service Options” shall mean Service Options granted from time to time pursuant to the Management Stock Option Plan.

“Shares” shall mean the shares of Common Stock, no par value per share, of the Company, including, without limitation, all Shares issued in connection with any employee benefit plan of the Company or its subsidiaries, including the Management Stock Option Plan.

“Stockholders” shall mean the beneficial owners from time to time of the Management Shares (including holders of Options granted under the Management Stock Option Plan) and the Stonington Shares and each beneficial owner individually shall be referred to as a “Stockholder.”

“Stonington Shares” shall mean the Shares beneficially owned from time to time by Stonington.

“Third Party” shall mean, with respect to any Stockholder, and Person, other than (i) the Company, (ii) any Subsidiary of the Company or (iii) any Affiliate of such Stockholder or, in the case of the Management Investors, any Permitted Transferee.

“Voluntary Resignation” shall mean (a) the termination of a Management Investor’s employment, consultancy or directorship with the Company or its subsidiaries by such Management Investor, other than for Retirement, death or Disability and other than under circumstances that constitute Involuntary Termination pursuant to clause (b) of the definition of such term and (b) in the event that such Management Investor has an agreement with the Company, as may otherwise be provided in such agreement.

ARTICLE II

TRANSFER RESTRICTIONS ON SHARES

Section 2.1. General Restrictions on Transfer. No Management Investor shall, without the prior written consent of the Company, directly or indirectly, sell, offer, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of (collectively, the “transfers”) any Management Shares (or interests therein) except for transfers made in accordance with the provisions of Article III of the Management Subscription Agreement, Section 2.5 and either Section 2.2, 2.3, 2.4 or Article III or IV hereof. No transfer of Management Shares in violation of this Agreement shall be made or recorded on the books of the Company and any such transfer shall be void and of no effect. Options shall also be subject to the restrictions on transfer set forth in the Management Stock Option Plan.

Section 2.2. Certain Permitted Transfers. (a) Each of the Stockholders and the Company acknowledges and agrees that any of the following transfers of Management Shares (collectively, the “Permitted Transfers”) are, subject to compliance with Section 2.5 hereof, deemed to be permitted transfers of such securities:

(i)            a transfer of Management Shares upon the death of a Management Investor to his executors, administrators and testamentary trustees (the “Management Investor’s Estate”);

(ii)           a transfer of Management Shares to the Management Investor’s spouse, parents, children or grandchildren or to a trust, the sole beneficiaries of which are the Management Investor and/or such Management Investor’s spouse, parents, children or grandchildren;

(iii)          following an initial offering of Shares to the public pursuant to a securities registration statement (other than a registration statement on Form S-8 or any successor thereto) (an “IPO”), (1) a transfer of Management Shares in accordance with the provisions of paragraph (e) of Rule 144 (or any successor to such rule) promulgated under the Securities Act (as if such Shares were “restricted” securities sold by an “affiliate” of the Company, as such terms are defined in such rule) or (2) a pledge of Management Shares to a financial institution as security for money borrowed from such financial institution; provided, however, that the restriction set forth in subclause (1) shall terminate with respect to any Management Shares owned by a Management Investor upon the termination of such Management Investor’s employment, consultancy or directorship with the Company; and

(iv)          a transfer of Management Shares to the Company;

provided that no transfers pursuant to Section 2.2(a)(i) or (a)(ii) shall be permitted (and any such transfer shall be void and of no effect) unless and until the applicable transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to become bound, and becomes bound, by all the terms of this Agreement to the same extent as a Management Investor is so bound, and unless and until the Company is satisfied in its reasonable discretion that the certificates representing interests of any such trust or other transferee have been legended, or other appropriate provision has been made, to restrict the transfer of such interests to the same extent as transfers of Shares held by Management Investors are restricted hereunder. The Management Investor’s Estate and each Person to whom Management Shares may be transferred pursuant to Section 2.2(a)(i) and (a)(ii) are hereinafter sometimes referred to as a “Permitted Transferee” of such Management Investor.

Section 2.3. Rights to Participate in Certain Sales. (a) (i) So long as the Company is not a Public Company, neither Stonington nor any of its Affiliates shall, directly or indirectly, make any Sale of Shares held by them constituting more than thirty percent (30%) of the outstanding Shares to any Third Party or Third Parties (a “Covered Tag-Along Transaction”), unless the terms and conditions of such Sale shall include an offer to include, at the option of the Other Stockholders, in such Sale to the Third Party or Third Parties, the number of Shares then owned by such Other Stockholders, as determined by Section 2.3(a)(iii).

(ii)           If, so long as the Company is not a Public Company, if Stonington and/or any of its Affiliates receives from a Third Party or Third Parties a bona fide offer or offers to purchase or otherwise acquire (for purposes of this Section 2.3 an “Offer”) any Shares held by Stonington or such Affiliates (for purposes of this Section 2.3, the “Offered Shares”) that, together with Shares previously disposed of by Stonington or any of such Affiliates to Third Parties aggregate more than thirty percent (30%) of the than outstanding Shares (such Shares, together with the Offered Shares, for purposes of this Section 2.3, the “Tag-Along Shares”), and Stonington and/or such Affiliates intends to sell such Offered Shares to such Third Party or Third Parties, then Stonington and such Affiliate (for purposes of this Section 2.3, the “Prospective Sellers”) shall jointly provide written notice (for purposes of this Section 2.3, the “Offer Notice”) of such Offer to each of the Other Stockholders not later than thirty (30) days prior to the consummation of the Sale contemplated by the Offer. The Offer Notice shall identify the Offered Shares, the price offered for such Offered Shares (for purposes of this Section 2.3, the “Offer Price”), all other material terms and conditions of the Offer and, in the case of an Offer in which the consideration payable for Offered Shares consists in whole or in part of consideration other than cash, such information relating to such other consideration as may be reasonably necessary to ascertain the value of such other consideration.

(iii)          Each of the Other Stockholders shall have the right and option (a “Tag-Along Right”), for the period often (10) days after the date the Offer Notice is given (for purposes of this Section 2.3, the “Notice Period”), to notify the Prospective Sellers of such Other Stockholder’s interest in selling or otherwise disposing of up to the Pro Rata Portion of such Other Stockholder’s Shares pursuant to the Offer. For purposes of this subsection 2.3, “Pro Rata Portion” means, with respect to each Other Stockholder, a number of Fully Diluted Shares equal to the product of (x) the total number of Fully Diluted Shares then owned by such Other Stockholder, multiplied by (y) a fraction, the numerator of which shall be the total number of Tag-Along Shares, and the denominator of which shall be the total number of Shares owned by the Prospective Sellers on the date of the first sale of Tag-Along Shares.

(iv)          Each Other Stockholder desiring to sell such Other Stockholder’s Pro Rata Portion of Shares pursuant to this Section 2.3 shall, prior to the expiration of the Notice Period, provide the Prospective Sellers with a written notice specifying the number of Shares as to which such Other Stockholder has an interest in selling or otherwise disposing of pursuant to the Offer (for purposes of this Section 2.3, a “Notice of Interest”), and shall deliver to the Prospective Sellers, to be held in trust, (A) the certificate or certificates evidencing the Shares to be sold or otherwise disposed of by such Other Stockholder duly endorsed in blank or accompanied by written instruments of transfer in form reasonably satisfactory to the Prospective Sellers executed by such Other Stockholder, (B) an instrument of assignment reasonably satisfactory to the Prospective Sellers assigning, as of the consummation of the Sale to the Third Party or Third Parties, all of such Other Stockholder s rights under this Agreement with respect to the Shares to be sold or otherwise disposed of (to the extent assignable), (C) a special irrevocable power-of-attorney authorizing the Prospective Sellers, on behalf of such Other Stockholder, to sell or otherwise dispose of such Shares pursuant to the terms of the Offer (at a price equal to the Offer Price) and to take all such actions as shall be necessary or appropriate in order to consummate such Sale; provided, however, that the Prospective Sellers shall not have the authority to incur or create liabilities or to give representations or warranties on behalf of such Other Stockholder, and (D) wire transfer instruction for payment of the purchase price (if cash) for the purchase of the Other Stockholder’s Shares. Delivery of such certificate or certificates evidencing the Shares to be sold, the instrument of assignment, the special irrevocable power of attorney authorizing the Prospective Sellers and wire transfer instructions, on behalf of such Other Stockholder, to sell or otherwise dispose of such Shares shall constitute an irrevocable election by such Other Stockholder to authorize and permit the Prospective Sellers to sell such Shares, on behalf of such Other Stockholder, pursuant to the Offer. The Prospective Sellers shall cause the Third Party to whom or which the Shares of the Other Stockholders are being sold or otherwise disposed of to deliver the appropriate purchase price for the purchase of such Shares to the Other Stockholders, against delivery of the Shares being sold or otherwise disposed of.

(v)           Each Stockholder shall bear such Stockholder’s own expenses in connection with any such Sale pursuant to this Section 2.3.

(vi)          If at the end of the Notice Period any Other Stockholder shall not have given a Notice of Interest (and delivered all other required documents) with respect to some or all of such Other Stockholder’s Shares, such Other Stockholder will be deemed to have waived all of such Other Stockholder’s rights under this Section 2.3 with respect to the portion of such Other Stockholder’s Shares for which a Notice of Interest shall not have been given. If, at the end of the 180-day period following the giving of the Offer Notice, the Prospective Sellers shall not have completed the Sale of all the Offered Shares and the Shares with respect to which any Other Stockholders shall have given Notices of Interest pursuant to this Section 2.3, the Prospective Sellers shall return to such Other Stockholders all certificates evidencing the unsold Shares that such Other Stockholders delivered for Sale pursuant to this Section 2.3 and such Other Stockholders related instruments of assignment and powers-of-attorney and the Prospective Sellers shall not consummate the Sale with such Third Party or Third Parties without again complying with the terms and procedures set forth in this Section 2.3, including providing to the Other Stockholders another Offer Notice.

(vii)         Except as expressly provided in this Section 2.3, no Prospective Seller shall have any obligation to any Other Stockholder with respect to the Sale of any Shares owned by Other Stockholder in connection with this Section 2.3. Anything herein to the contrary notwithstanding and irrespective of whether any Notice of Interest shall have been given, no Prospective Seller shall have any obligation to any Other Stockholder to sell or otherwise dispose of any Offered Shares pursuant to this Section 2.3 as a result of any decision by such Prospective Seller not to accept or consummate any Offer or Sale with respect to the Offered Shares (it being understood that any and all such decisions shall be made by such Prospective Seller in its sole discretion). Except as otherwise permitted herein, no Other Stockholder shall be entitled to sell or otherwise dispose of Shares directly to any Third Party or Third Parties pursuant to an Offer (it being understood that all such Sales shall be made only on the terms and pursuant to the procedures set forth in this Section 2.3).

(b)           Anything in this Section 2.3 to the contrary notwithstanding, in the event that Stonington and/or its Affiliates shall exercise their rights under Section 2.4, the Other Stockholders shall thereafter have no right pursuant to this Section 2.3 to participate in any Sale pursuant to this Section 2.3 with respect to the Sale the subject of Section 2.4. Nothing in this Section 2.3 shall affect any of the obligations of any of the Stockholders under any other provision of this Agreement.

SECTION 2.4. “Drag-Along” Rights. (a) Prior to such time as the Company is a Public Company, if Stonington and/or any of its Affiliates shall, in any transaction or series of related transactions (a “Drag-Along Covered Transaction”), directly or indirectly, propose to make a Sale of Shares constituting more than thirty percent (30%) of the Fully Diluted Shares (for purposes of this Section 2.4, the “Controlling Shares”) to a Third Party or Third Parties (for purposes of this Section 2.4, an “Offer”), Stonington and/or such Affiliates may, at their option, require each of the Other Stockholders to sell the Pro Rata Portion of such Stockholder’s Shares to such Third Party or Third Parties for the same consideration per Share and otherwise upon the same terms and conditions upon which Stonington and/or such Affiliates sell their Shares (a “Drag-Along Right”). For purposes of this Section 2.4, “Pro Rata Portion” means, with respect to each Other Stockholder, a number of Shares equal to the product of (x) the total number of Fully Diluted Shares then owned by such Other Stockholder, multiplied by (y) a fraction, the numerator of which shall be the total number of Shares proposed to be sold by Stonington and/or such Affiliates, and the denominator of which shall be the total number of such Stockholder’s Shares then owned by Stonington and/or its Affiliates.

(b)           (i) Stonington and/or such Affiliates shall provide a written notice (for purposes of this Section 2.4, the “Offer Notice”) of such Offer to each of the Other Stockholders not later than the fifteenth Business Day prior to the consummation of the Sale contemplated by the Offer. The Offer Notice shall contain written notice of the exercise of the “drag-along” rights of Stonington and/or its Affiliates pursuant to Section 2.4(a), setting forth the consideration per Share to be paid by the Third Party or Third Parties and the other material terms and conditions of the Offer. Within ten (10) Business Days following the date the Offer Notice is given, each of the Other Stockholders shall deliver to Stonington and/or such Affiliates, to be held in trust, (A) the certificate or certificates evidencing the Pro Rata Portion of Shares owned or held by such Other Stockholder duly endorsed in blank or accompanied by written instruments of transfer in form reasonably satisfactory to Stonington and/or such Affiliate executed by such Other Stockholder, (B) a special irrevocable power-of-attorney authorizing Stonington and/or such Affiliate, on behalf of such Other Stockholder, to sell or otherwise dispose of such Shares pursuant to the terms of the Offer and to take all such actions as shall be necessary or appropriate in order to consummate such Sale; provided, however, that Stonington and/or such Affiliate shall not have the authority to incur or create liabilities or to give representations and warranties on behalf of such Other Stockholder, and (C) wire transfer instructions for payment of the purchase price of the Other Stockholder’s Shares; provided that no Other Stockholder shall have any liability to any purchaser of the Shares pursuant to the Offer in excess of the aggregate proceeds received by such Other Stockholder in exchange for such

Stockholder’s Shares or in a manner that is disproportionate or different from Stonington and its Affiliates. Stonington and/or such Affiliate shall cause the Third Party to whom or which the Shares of the Stockholders are being sold or otherwise disposed to deliver the appropriate amount of immediately available funds for the purchase of such Shares to the Other Stockholders pursuant to the wire transfer instructions described in clause (C) above. If in connection with such Sale, Stonington and/or such Affiliate are to receive consideration other than cash, Cash Equivalents or Marketable Securities, each Other Stockholder shall have the right to elect to receive in lieu thereof cash or Cash Equivalents equal to the Fair Value of the consideration otherwise payable to such Other Stockholder. Such Other Stockholder shall make such election in a written notice to Stonington and/or such Affiliate within ten (10) Business Days following the date the Offer Notice is provided to such Other Stockholder.

(ii)           Each Stockholder shall bear such Stockholder’s own expenses incurred in connection with a Sale pursuant to this Section 2.4.

(iii)          If, at the end of the 180-day period following the giving of the Offer Notice, Stonington and/or its Affiliates shall not have completed the Sale of all the Controlling Shares and the Other Stockholders’ Shares delivered pursuant to Section 2.4(b)(i), Stonington and/or its Affiliates shall return to each of the Other Stockholders all certificates evidencing unsold Shares and related powers-of-attorney that such Other Stockholder delivered pursuant to this Section 2.4.

(iv)          Except as expressly provided in this Section 2.4, Stonington and its Affiliates shall have no obligation to any Other Stockholder with respect to the Sale of any Shares owned by any Other Stockholder in connection with this Section 2.4. Anything herein to the contrary notwithstanding, Stonington and/or its Affiliates shall have no obligation to any Stockholder to sell or otherwise dispose of any Controlling Shares pursuant to this Section 2.4 as a result of any decision by Stonington and/or its Affiliates not to accept or consummate any Offer or Sale with respect to the Controlling Shares (it being understood that any and all such decisions shall be made by Stonington and/or its Affilaites in their sole discretion). No Other Stockholder shall be entitled to make any Sale of Shares directly to any Third Party pursuant to an Offer (it being understood that all such Sales shall be made only on the terms and pursuant to the procedures set forth in this Section 2.4). Nothing in this Section 2.4 shall affect any of the obligations of any of the Stockholders under any other provision of this Agreement.

(c)           For purposes of Sections 2.3(a) or (b) and 2.4(a) or (b), to the extent that Shares issuable upon exercise of a vested Option granted under the Management Stock Option Plan are to be sold pursuant to the exercise of a Tag-Along Right or Drag-Along Right, the holders of such vested Options shall be required to exercise their vested Options, but not until all conditions to the commitment by the Third Party to purchase the Shares into which such vested Options are exercisable pursuant to the exercise of a Tag-Along Right or Drag-Along Right have been satisfied or waived; provided, however, that in the event that the consideration to be paid in as a result of the occurrence of the Tag-Along Covered Transaction and the Drag-Along Covered Transaction consists of cash, the holders of vested Options, in lieu of exercise thereof, may deliver such vested Options to the Third Party and receive in exchange therefor an amount equal to the amount paid per Share less the then applicable Option Price in respect of such vested Option.

(d)           Notwithstanding anything to the contrary contained in Section 2.3 or this Section 2.4, a Management Investor shall not be entitled to exercise any Tag-Along Rights on and after the date of such Management Investor’s termination of employment, consultancy or directorship for Cause or Voluntary Resignation with the Company or any of its subsidiaries. Notwithstanding anything to the contrary, nothing contained in Section 2.3 or this Section 2.4 should be construed as resulting in accelerated vesting of Service Options or Performance Options.

Section 2.5. Securities Law Restriction, Legend on Certificates. Without limiting the provisions of Section 2.1 or 2.2 hereof, no Stockholder shall make any transfer of any shares of capital stock of the Company (or interest therein) if such action would constitute a violation of any federal or state securities or blue sky laws, or if (other than in the case of a transfer by Stonington) such transfer would subject the Company to any reporting obligations under the Exchange Act. No transfer of any shares of capital stock of the Company shall be effective (other than in connection with transfers pursuant to Article IV hereof) unless the Company, upon its request, has been furnished with an opinion of counsel for the Stockholder, which opinion and counsel shall be reasonably satisfactory to the Company, to the effect that such transfer is exempt from the registration provisions of Section 5 of the Securities Act and the rules and regulations in effect thereunder and such transfer can be effected without similar registration under applicable state securities or “blue sky” laws. Any such opinion may be delivered by counsel to the Company, and, in the case of any transfer pursuant to a Drag-Along Right, shall be delivered by counsel to the Company. Any attempt to transfer any Shares (or interest therein) not in accordance with this Agreement shall be null and void and neither the Company nor any transfer agent of such securities shall transfer upon the books of the Company any shares of capital stock of the Company to any Person unless such transfer or attempted transfer is permitted by this Agreement. Each certificate representing Shares shall bear the following legend, in addition to any legends required under any applicable state securities or “blue sky” laws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (AND ANY INTEREST THEREIN) MAY NOT BE TRANSFERRED, OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, ENCUMBERED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, OFFER, ASSIGNMENT, PLEDGE, HYPOTHECATION, ENCUMBRANCE OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF A MANAGEMENT STOCKHOLDERS AGREEMENT DATED AS OF [Date] (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF LINCOLN TECHNICAL INSTITUTE, INC. AND WILL BE MAILED TO A STOCKHOLDER WITHOUT CHARGE WITHIN FIVE DAYS AFTER RECEIPT BY LINCOLN TECHNICAL INSTITUTE, INC. OF A WRITTEN REQUEST THEREFOR FROM SUCH STOCKHOLDER). NO TRANSFER, OFFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, ENCUMBRANCE OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE (OR INTEREST THEREIN) MAY BE MADE EXCEPT AS OTHERWISE PROVIDED IN SUCH MANAGEMENT STOCKHOLDERS AGREEMENT AND (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND ANY APPLICABLE STATE SECURITIES

AND “BLUE SKY” LAWS, OR (B) IF LINCOLN TECHNICAL INSTITUTE, INC., UPON ITS REQUEST, HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO LINCOLN TECHNICAL INSTITUTE, INC., TO THE EFFECT THAT SUCH TRANSFER, SALE, OFFER, ASSIGNMENT, PLEDGE, HYPOTHECATION, ENCUMBRANCE OR OTHER DISPOSITION IS EXEMPT FROM THE REGISTRATION PROVISIONS OF SECTION 5 OF THE ACT AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ANY SIMILAR REGISTRATION REQUIREMENT UNDER SUCH STATE SECURITIES OR “BLUE SKY” LAWS.

ARTICLE III

PUT AND CALL RIGHTS

Section 3.1. Put Rights, (a) Upon termination of a Management Investor’s employment, consultancy or directorship with the Company or any of its subsidiaries due to death, Disability, Retirement or Involuntary Termination of the Management Investor (but not for any other reason) (a “Put Event”) prior to an IPO, such Management Investor and his Permitted Transferees shall have the right (the “Put Right”), exercisable by delivery of a written notice (the “Put Notice”) to the Company within a period of 290 calendar days after the date of occurrence of the Put Event (the “Put” Notice Period”), subject to Section 3.1(c) hereof, to require the Company to purchase all, but not less than all, of the Management Shares, provided that any Management Shares granted pursuant to Options have to be held for at least six months by such Management Investor, the Management Investor’s Estate and his Permitted Transferees (the “Put Shares”), as of the date of the occurrence of the Put Event, at a price per Put Share equal to the Share Put Price, and upon receipt of such notice the Company shall purchase such Put Shares, subject to the terms hereof. For purposes of this Section 3.1, the term “Share Put Price” shall mean the Fair Value Price of each Put Share on the date of occurrence of such Put Event.

(b)           The Put Notice shall specify the number of Put Shares to be sold and shall contain an irrevocable offer (subject to the last sentence of this paragraph (b)) to sell the Put Shares to the Company in the manner set forth below at the applicable Share Put Price. The closing of the purchase by the Company of Put Shares shall take place at the principal executive office of the Company on a date selected by the Company as soon as practicable after the date of the Put Notice. At such closing, the Company shall deliver to the Management Investor, Management Investor’s Estate, or his or her Permitted Transferees against delivery of Duly Endorsed certificates representing such Put Shares, either (i) a certified check or checks in the amount of the product of (x) the applicable Share Put Price and (y) the number of Put Shares to be sold or (ii) a junior subordinated note of the Company, maturing no later than the fifth anniversary of the closing referred to in this paragraph, bearing a market rate of interest as determined by the Board of Directors, as of the date of such note (the “Company Note Interest Rate”) (which such interest shall be payable at the option of the Company in cash or in additional junior subordinated notes of like terms and tenor), (a “Company Note”) with an original principal amount equal to the product of (x) the applicable Share Put Price and (y) the number of Put Shares to be sold or (iii) any combination of (i) and (ii) above as may be selected by the

Company, provided that the sum of (x) the amount of cash and (y) the original principal amount of the Company Note equals the product of (u) the applicable Share Put Price and (v) the number of Put Shares to be sold; and provided further, however, that the Company shall pay cash for the Put Shares to the extent that no Restriction (as defined in Section 3. l(c) below) exists or would result. As soon as practicable prior to such closing, the Company shall notify the Management Investor whether any part of the consideration to be paid by the Company at such closing will be a Company Note. If any portion of such consideration will be paid by a Company Note, the Management Investor may withdraw all (but not less than all) of his Put Shares and the Put Right related to such Put Shares shall be deemed not to have been exercised until such time as the Company (or its designee pursuant to Section 3.1(f) hereof) acquires such Put Shares for cash, pursuant to Section 3.1(e) hereof.

(c)           Notwithstanding anything to the contrary contained in this Agreement, (i) to the extent that the payment for Put Shares with either cash or through the incurrence of indebtedness pursuant to the issuance of a Company Note (x) would constitute or cause a breach of, or default (immediately or with notice or the lapse of time or both) under any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective assets is bound (including, without limitation, the Bank Credit Agreement (and including, without limitation, any financial covenant contained in either thereunder)) and any refinancings of any of the foregoing, or under any preferred stock of the Company or any of its subsidiaries, or (y) would violate any law, regulation, order, statute, writ, injunction, decree, rule, policy or guideline promulgated, or judgment entered by any federal, state, local or foreign court or governmental authority then applicable to the Company or any of its subsidiaries or by or to which any of their respective assets is subject, or (ii) if any default, event of default or breach then exists under any of the foregoing agreements, instruments or preferred stock (collectively, the “Restrictions”), subject to the further provisions of this Section 3.1, the Company shall not be required to purchase such Put Shares.

(d)           To the extent that the Restrictions limit but do not preclude the Company from acquiring any Put Shares (and if no default, event of default or breach referred to in clause (ii) of the definition of Restrictions then exists), the Company shall acquire such Put Shares on the date specified herein to the extent permitted pro rata from each Management Investor or Permitted Transferee who or which has exercised a Put Right on such date pursuant to Section 3.1(a) hereof in accordance with the number of such Put Shares the Company is required to purchase from each such Management Investor or Permitted Transferee, and to the extent that there is no Restriction, the Company shall pay for such Put Shares by certified check.

(e)           To the extent that Put Shares as to which a Put Notice has been delivered are not purchased by the Company in accordance with Section 3.1(c) and (d) hereof or are not purchased because the Management Investor has withdrawn the related Put Notice pursuant to Section 3.1(b) hereof, the Company shall acquire such Put Shares on the tenth business day after such date as the Company learns that it is no longer restricted by such Restriction from acquiring (for cash, in the event of a withdrawal pursuant to Section 3.1(b) hereof) all such Put Shares. The price to be paid to acquire such Put Shares shall be the amount that would have been paid pursuant to Section 3.1(a) hereof if such acquisition had not been delayed plus interest at the Company Note Interest Rate, compounded annually, from such date of exercise.

(f)            Notwithstanding anything to the contrary contained in this Section 3.1, to the extent a Restriction then exists, the Company may, but shall not be required to, at any time prior to the consummation of the purchase of the Put Shares pursuant to this Section 3.1, cause its designee or designees (which may include, without limitation, Stonington or any of its Affiliates) to consummate all or a portion of such purchase pursuant to the terms and conditions of this Section 3.1, and, in such event, such designee or designees shall purchase such Put Shares by delivering to the Management Investors or Permitted Transferees a certified check in the amount of the product of (x) the applicable Share Put Price and (y) the number of Put Shares to be sold. If the Company does not elect to cause its designee or designees to consummate all or a portion of the purchase of the Put Shares, the Company shall provide notice to all the Management Investors and permit them to consummate all or a portion of the purchase of the Put Shares. Each Management Investor desiring to purchase Put Shares shall indicate the number of Put Shares he or she is interested in purchasing (the “Accepted Put Shares”), and shall be required to purchase such number of Accepted Put Shares, or if the aggregate number of Accepted Put Shares requested to be purchased by all the Management Investors exceeds the number of Put Shares available for purchase, such lesser number of Accepted Put Shares determined by multiplying the number of Put Shares available for purchase by a fraction, the numerator of which is the number of Accepted Put Shares and the denominator of which is the aggregate number of Accepted Put Shares of all of the Management Investors.

Section 3.2. Call Rights. (a) Subject to any applicable Restriction, upon termination of a Management Investor’s employment, consultancy or directorship with the Company or any of its subsidiaries for any reason (a “Call Event”), prior to an IPO, the Company shall have the right (the “Call Right”), exercisable by delivery of a written notice (the “Call Notice”) to such Management Investor or such Management Investor’s Estate or Permitted Transferee within a period of one year after the date of occurrence of any Call Event arising other than as a result of the death of the Management Investor and within a period of six months of the death of the Management Investor in the event of a Call Event arising, as a result of the death of the Management Investor (subject, in either such case, to extension for up to three months in the event any Restriction is then in effect or for such other period as provided in Section 3.2(d) hereof) (the “Call Notice Period”), to require such Management Investor or such Management Investor’s Estate and Permitted Transferees to sell all or any portion of the Management Shares, provided that any such Management Shares received pursuant to the grant of Options have been held for at least six months owned by such Management Investor or Permitted Transferees (the “Call Shares”) at a price per Call Share equal to the Share Call Price, and upon receipt of such notice the Management Investor who receives such notice shall sell such Call Shares subject to the terms hereof. For purposes of this Section 3.2. the term “Share Call Price” shall mean, as determined as of the date of the delivery of the applicable Call Notice, (i) in the event of a termination for Cause, the lesser of the original per share purchase price and the Fair Value Price of the Call Shares; (ii) in the event of a Voluntary Resignation (y) as to Call Shares that are Protected Shares (as defined below) on the date of the occurrence of the Call Event, the Fair Value Price of the Call Shares determined as of the date of the occurrence of the Call Event and (z) as to Call Shares that are not Protected Shares on the date of the occurrence of the Call Event, the lesser of the original per share purchase price and the Fair Value Price; and (iii) in the event of a termination of employment due to death, Disability, Retirement or Involuntary Termination, the Fair Value Price of the Call Shares. Twenty percent of each Management Investor’s Management Shares shall become “Protected Shares” on each of the first through fifth anniversaries of the date the Shares are issued, (the “Protected Shares”); provided, however, that the Board of Directors may in its sole discretion, provide that twenty-five percent of certain management Investor’s Management Shares shall become protected Shares on each of the first through the fourth anniversaries of the date such shares are issued. All Management Shares received pursuant to the exercise of Vested Options shall immediately be Protected Shares. In the event of a Change in Control (as defined in the Management Stock Option Plan) all of the Management Investor’s Management Shares will immediately become Protected Shares.

(b)           The Call Notice shall specify the number of Call Shares to be purchased and shall contain an offer to purchase the Call Shares at the applicable Share Call Price. The closing of the acquisition by the Company of Call Shares shall take place at the principal executive office of the Company on a date selected by the Company as soon as practicable after the date of the Call Notice. At such closing, the Company shall deliver to the Management Investor or such Management Investor’s Estate or Permitted Transferees, against delivery of Duly Endorsed certificates representing such Call Shares a certified check or checks in the amount of the product of (x) the applicable Share Call Price and (y) the number of Call Shares to be purchased; provided, however, that in the case of termination of employment, consultancy or directorship of a Management Investor for Cause, the Company may acquire Call Shares for a Company Note with an aggregate principal amount equal to the product of (x) the applicable Share Call Price and (y) the number of Call Shares and/or Call Options to be purchased. The Company shall not be required to consummate any purchase or acquisition of any Call Shares if any Restriction is then in effect and all of the Company’s obligations with respect thereto shall thereupon cease.

(c)           Notwithstanding anything to the contrary contained in this Section 3.2, if a Restriction prevents the acquisition by the Company of Call Shares the Company may, but shall not be required to, at any time prior to the consummation of the purchase of the Call Shares pursuant to this Section 3.2 cause its designee or designees to consummate all or a portion of such purchase pursuant to the terms and conditions of this Section 3.2 and, in such event, such designee or designees shall purchase such Call Shares by delivering to the Management Investor or Permitted Transferees a certified check in the amount of the product of (x) the applicable Share Call Price and (y) the number of Call Shares to be purchased.

Section 3.3. Termination of Put and Call Rights. Notwithstanding anything to the contrary contained herein, no Put Right or Call Right shall be exercisable after an IPO.

ARTICLE IV

REGISTRATION RIGHTS

SECTION 4.01. Incidental Registration.

If at any time the Company determines that it shall file a registration statement under the Securities Act (other than a registration statement on a Form S-4 or S-8 or filed in connection with an exchange offer or an offering of securities solely to the Company’s employee benefit plans) on any form that would also permit the registration of the Registrable Shares and such filing is to be on behalf of the Company and/or on behalf of selling holders of its securities for the general registration of its Common Stock to be sold for cash, the Company shall each such time promptly give each Other Stockholder written notice of such determination setting forth the date on which the Company proposes to file such registration statement, which date shall be no earlier than thirty (30) days from the date of such notice, and advising each Other Stockholder of its right to have such Other Stockholder’s Registrable Shares included in such registration; provided that the Other Stockholders shall not have any right to have their Registrable Shares included in the initial public offering of the Company if no other Stockholder has its Registrable Shares so included. Upon the written request of any Other Stockholder received by the Company no later than fifteen (15) days after the date of the Company’s notice, the Company shall use all reasonable efforts to cause to be registered under the Securities Act all of the Registrable Shares that each Other Stockholder has so requested to be registered. If, in the written opinion of the managing underwriter (or, in the case of a non-underwritten offering, as reasonably determined by the Board and communicated in writing to the Stockholders), the total amount of such securities to be so registered, including such Registrable Shares, will exceed the maximum amount of the Company’s securities which can be marketed (i) at a price reasonably related to the then current market value of such securities, or (ii) without otherwise materially and adversely affecting the entire offering, then the Company shall be entitled to reduce the number of Registrable Shares to be sold in the offering by the Other Stockholders, and any other stockholders of the Company exercising incidental registrations rights similar to those set forth herein, to that number which in the written opinion of the managing underwriter (or, in the case of a non-underwritten offering, as reasonably determined by the Board and communicated in writing to the Other Stockholders) would permit all such securities (including Shares held by any other stockholder of the Company who proposes to exercise such incidental registration rights) to be so marketed. Such reduction shall be allocated among the Other Stockholders in proportion (as nearly as practicable) to the amount of Registrable Shares owned by each such Other Stockholder and the number of Shares owned by any other stockholders of the Company which are sought to be included in the registration statement by such other stockholders of the Company, all measured at the time of filing the registration statement.

SECTION 4.02. Furnish Information.

It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 4.01 that the Other Stockholders shall furnish to the Company such information regarding themselves, the Registrable Shares held by them, and the intended method of disposition of such securities as the Company shall reasonably request and as shall be required in connection with the action to be taken by the Company.

SECTION 4.03. Expenses of Registration.

All expenses incurred in connection with each registration pursuant to Section 4.01, excluding underwriters’ discounts and commissions, but including without limitation all registration, filing and qualification fees, word processing, duplicating, printers’ and accounting fees (including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance), fees of the National Association of Securities Dealers, Inc. or listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky laws, fees and disbursements of counsel for the Company, and the fees and disbursements of one counsel for the selling Other Stockholders (which counsel shall be selected by the Other Stockholders holding a majority in interest of the Registrable Shares being registered), shall be paid by the Company. The Other Stockholders shall bear and pay the underwriting commissions and discounts applicable to securities offered for their account in connection with any registrations, filings and qualifications made pursuant to this Agreement.

SECTION 4.04. Underwriting Requirements.

In connection with any underwritten offering, the Company shall not be required under Section 4.01 to include Registrable Shares in such underwritten offering unless the Other Stockholders holding such Registrable Shares accept the terms of the underwriting of such offering that have been reasonably agreed upon between the Company and the underwriters selected by the Company and which are customary with respect to such an offering and not inconsistent with this Article IV. No such Other Stockholder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Other Stockholder, such Other Stockholders’ Registrable Shares and such Stockholders’ intended method of distribution customarily given to underwriters and any other representation required by law.

SECTION 4.05. Registration Procedures.

If and whenever the Company is required by the provisions of Section 4.01 to effect the registration of any Registrable Shares under the Securities Act, the Company shall, as expeditiously as possible:

(a)         furnish to each Other Stockholder of Registrable Shares covered by such registration statement and each underwriter thereof, if any, such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement filed under Rule 424 under the Securities Act, and such other documents, as such Other Stockholder and underwriter may reasonably request in order to facilitate the public sale or other disposition of such Registrable Shares;

(b)         use all reasonable efforts to register or qualify all Registrable Shares covered by such registration statement under such other securities laws or blue sky laws of such jurisdictions as any Other Stockholder thereof and any underwriter thereof shall reasonably request; and

(c)         notify each Other Stockholder of Registrable Shares covered by such registration statement and each underwriter thereof, if any, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon the Company’s discovery that, or upon the happening of any event of which the Company has knowledge as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of any such Other Stockholder or such underwriter promptly prepare and furnish to such Other Stockholder or such underwriter, if any, a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

SECTION 4.06. Rule 144 Information.

With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Shares to the public without registration, at all times after ninety (90) days after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, the Company agrees to:

(i)          make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(ii)         use its reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(iii)        furnish to each Other Stockholder holding Registrable Shares forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such Other Stockholder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Other Stockholder to sell any Registrable Shares without registration.

SECTION 4.07. Indemnification.

In the event any Registrable Shares are included in a registration statement under Section 4.01:

(a)         The Company shall indemnify and hold harmless each Other Stockholder, such Other Stockholder’s managers, directors and officers, each Person who participates in the offering of such Registrable Shares, including underwriters (as defined in the Securities Act), and each Person, if any, who controls such Stockholder or participating Person within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in such registration statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder, and shall reimburse each such Other Stockholder, such Other Stockholder’s managers, directors and officers, such participating person or controlling person for any legal or other expenses reasonably incurred by them (but not in excess of expenses incurred in respect of one counsel for all of them unless there is an actual conflict of interest between any indemnified parties, which indemnified parties may be represented by separate counsel) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 4.07(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld); provided further that the Company shall not be liable to any Other Stockholder, such Other Stockholder’s managers, directors and officers, participating person or controlling person in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Other Stockholder, such Other Stockholder’s directors and officers, participating, person or controlling person. Such indemnity shall remain in full force regardless of any investigation made by or on behalf of any such Other Stockholder, such Other Stockholder’s directors and officers, participating person or controlling person, and shall survive the transfer of such securities by such Other Stockholder.

(b)         Each Other Stockholder joining in a registration severally and not jointly shall indemnify and hold harmless the Company, each of its directors and officers, each person, if any, who controls the Company within the meaning of the Securities Act, and each agent and any underwriter for the Company (within the meaning of the Securities Act) against any losses, claims, damages or liabilities, joint or several, to which the Company or any such director, officer, controlling person, agent or underwriter may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of such Other Stockholder expressly for use in connection with such registration; and each such Other Stockholder shall reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, agent or underwriter (but not in excess of expenses incurred in respect of one counsel for all of them unless there is an actual conflict of interest between any indemnified parties, which indemnified parties may be represented by separate counsel) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 4.07(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Other Stockholder (which consent shall not be unreasonably withheld), and provided further that the liability of each Other Stockholder hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the net proceeds from the sale of the Shares sold by such Other Stockholder under such registration statement bears to the total net proceeds from the sale of all securities sold thereunder, but not in any event to exceed the net proceeds received by such Other Stockholder from the sale of Registrable Securities covered by such registration statement.

(c)        Promptly after receipt by an indemnified party under this Section 4.07 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 4.07, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in and assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party; provided, however, that an indemnified party shall have the right to retain its own counsel, with all reasonable fees and expenses thereof to be paid by such indemnified party, and to be apprised of all progress in any proceeding the defense of which has been assumed by the indemnifying party. The failure to notify an indemnifying party promptly of the commencement of any such action, if and to the extent prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 4.07, but the omission so to notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 4.07.

(d)         To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages or liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.07(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 1l(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

Section 5.1. Binding Effect. The provisions of this Agreement shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

Section 5.2. No Right of Employment; Consultancy or Directorship. Neither this Agreement nor any purchase or sale of Management Shares shall create, or be construed or deemed to create, any right of employment in favor of any person or any right to be elected a director of the Company’s Board of Directors by the Company or any of its subsidiaries or limit in any respect the right of the Company or any of its subsidiaries to terminate any person’s employment, consultancy or directorship at any time.

Section 5.3. Recapitalizations, Exchanges. Etc. Affecting Shares. The provisions of this Agreement regarding Shares shall apply to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets, reorganization or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares by reason of any stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise. Upon the occurrence of any of such events, amounts hereunder shall be appropriately adjusted. Subject only to the provisions of the preceding sentence, nothing contained in this Agreement shall prohibit or restrict the Company from taking any corporate action, including, without limitation, declaring any dividend (whether in cash or stock) or engaging in any corporate transaction of any kind, including, without limitation, any merger, consolidation, liquidation or sale of assets.

Section 5.4. Waiver and Amendment. Any party hereto may waive its rights under this Agreement at any time, and the Company may waive its rights under this Agreement with respect to any Stockholder or group of Stockholders at any time, and no such waiver shall operate to waive the Company’s rights under this Agreement with respect to any other Stockholder or group of Stockholders. Any agreement on the part of any such party to any such waiver shall be valid only if set forth in an instrument in writing signed by such party. This Agreement may be amended only by a written instrument signed by (i) the Company, (ii) Stonington and (iii) Management Investors or Permitted Transferees beneficially owning at least a majority of the then outstanding Management Shares.

Section 5.5. Notices. All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given when delivered, if delivered personally, or when deposited in the mail if sent by registered or certified mail, return receipt requested, postage prepaid and when received if delivered otherwise, to the party to whom it is directed:

(a)         if to the Company, to:

Lincoln Technical Institute, Inc.

200 Executive Drive

West Orange, NJ 07052

Telecopy: (973) 243-0841

Attention: David F. Carney

with a copy to:

Stonington Partners, Inc.

767 Fifth Avenue, 48th Floor

New York, New York 10153

Attention: James J. Burke, Jr.

and a copy to:

Shearman & Sterling

599 Lexington Avenue

New York, New York 10022

Attention:

(b)                                 if to any of the Management Investors, to the address of such Management Investor as shown in the stock record book of the Company;

(c)                                  if to Stonington to:

Stonington Partners, Inc.

767 Fifth Avenue 48th Floor

New York, New York 10153

Attention: James J. Burke, Jr.

with a copy to:

Shearman & Sterling

599 Lexington Avenue

New York, New York 10022

Attention: John J. Cannon, III, Esq.

Section 5.6. Applicable Law. The laws of the State of New York without reference to the choice of law principles thereof shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law.

Section 5.7. Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Management Subscription Agreement, the Management Stock Option Plan, the Stock Option Agreements, and, if any, the employment agreement between a Management Investor and the Company or one of its subsidiaries. It is understood that each employee, consultant or non-employee director of the Company who is from time to time granted an option pursuant to the Management Stock Option Plan shall be deemed a Management Investor hereunder. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter other than such agreements and understandings set forth in the Management Subscription Agreement, the Management Stock Option Plan, the Stock Option Agreements and any such employment agreement.

Section 5.8. Descriptive Headings, Etc. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires, (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; and (iii) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement.

Section 5.9. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

Section 5.10. Successors, Assigns and Transferees. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns and transferees except to the extent that the terms of this Agreement limit or otherwise restrict the transferability of any rights or obligations hereunder.

Section 5.11. Severability. In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the other remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

Section 5.12. Termination. This Agreement shall terminate, and thereby become null and void, on the tenth anniversary of the date hereof.

Section 5.13. Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

Section 5.14. Amendment of Schedules. In the event that an individual who is an officer, employee, consultant or non-employee director of the Company or any of its subsidiaries shall at any time acquire any Shares or any Option, it shall be a condition to the issuance of any such Shares or the grant of any such Option that such individual duly execute and deliver a counterpart to this Agreement. Following such execution and delivery, Schedule I hereto shall be amended to reflect the addition of such individual as a Management Investor and such individual shall thereafter be deemed to be a Management Investor for all purposes of this Agreement.

Section 5.15. Tax Withholding. No later than the date as of which an amount first becomes includible in the gross income of a Management Investor for Federal income tax purposes with respect to any Management Shares, such Management Investor shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company hereunder shall be conditional on such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Management Investor.

Section 5.16. Consent to Jurisdiction. (a) Each party hereto hereby irrevocably consents and submits to the exclusive jurisdiction of any state or federal court whose situs is within New York City in any action or proceeding arising out of or relating to this Agreement, and each party hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any federal court sitting in New York that possesses subject matter jurisdiction over the asserted claims or by any state court sitting in New York City.

(b)         Each party further irrevocably agrees that venue for any action or proceeding arising out of or relating to this Agreement shall be proper in any state or federal court located in New York City, and each party irrevocably waives any right it may have to transfer or change the venue of any such action or proceeding brought against it in a state or federal court located in New York City. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)          Nothing in this Section 5.16 shall affect the right of any party to serve legal process in any other manner permitted by law or affect the right of any party to bring any action or proceeding against any other party or its property in the courts of other jurisdictions.

Section 5.17. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.18. Legal Prohibitions. No Stockholder shall be required by any provision of this Agreement to take any action prohibited by applicable law, including ERISA. To the extent that the exercise of any right or the performance of any obligation by any Stockholder under this Agreement shall be prohibited by law, such Stockholder and the other parties hereto agree to cooperate in good faith in any reasonable and lawful alternative arrangements designed to provide such Stockholder or such other parties, as the case may be, the economic benefit from the exercise of such right or the performance of such obligation.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first above written.

LINCOLN TECHNICAL INSTITUTE, INC.

By:	/s/ David F. Carney
Name: David F. Carney
Title: Chairman & CEO

BACK TO SCHOOL ACQUISITION, L.L.C.

By:	/s/ James J. Burke, Jr.
Name: James J. Burke, Jr.
Title: President

Revised 7/01/03

Schedule 1

MANAGEMENT INVESTORS

Adele Stavish

Alan Lampert

Alexandra Luster

Barbara Kahnchak

Brian Sant’Angelo

David L. Evans

David F. Carney

Deborah Ramentol

Donna Corrieri

Donna Oliviera

Dorothy Gillard

Ed Abrams

Ed Stranix

Edna Higgins

Eric Jacobs

Helen Carver

Jeffrey Malkin

James Kuntz

James T. Morrissey

James Tolbert

Joseph Chalupa

Joseph Reichasrd

John Curtin

John Willie

Kristin Vega

Laurie Brown

Lawrence E. Brown

Lisa Kuntz

Louis Ammerata

Marie Acker

Mark Enea

Mark McGinnis

Michael Ackerman

Miryam Knutson

Nelson Comparetto

Nicholas Raspa

Nicole Ziccherri

Paul Bahr

Rachelle Haywood

Ronald Beall

Scott Shaw

Sean Quinn

Stephen Buchenot

Steven Lee

Tammy-Sue Jackson

Thomas McHugh

Thomas E. Lynch

Vivian Ballargeon

Vivian Wagner

William Alford

Bryan Gulebian

Keiko Shimado

Jerry Rubenstein

Roy Keith

James Moore

Peter Mosely

Karin Cogswell

George Hantzios

Rajat Shah

Jeremy Gibson

Walter Pruitt

Brian Meyers

Ami Bhandari

Charles Lyon

Steve Dill

Allan Short